Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE:	November 3, 2005

NW NATURAL REPORTS RESULTS FOR THE QUARTER, NINE MONTHS ENDED SEPTEMBER 30, 2005

PORTLAND, Ore. – Northwest Natural Gas Company (NYSE: NWN), dba NW Natural, reported a consolidated net loss for the third quarter of 2005 of $8.7 million compared to a loss of $8.3 million in the third quarter of 2004. This equates to a loss for the quarter of 31 cents per diluted share compared to a loss of 30 cents per diluted share last year. NW Natural typically posts losses during the third quarter, reflecting low summertime use of natural gas, with stronger earnings performance expected in other quarters.

For the nine months ended Sept. 30, 2005, consolidated net income was $32.4 million, compared to $23.6 million in 2004, an increase of 37 percent. Earnings per diluted share in 2005 were $1.17 compared to earnings of $0.88 in 2004, a 33 percent increase.

Third quarter highlights included the following:

•	On Oct. 12, the company declared a quarterly dividend of 34.5 cents a share on the company’s common stock, payable Nov. 15, 2005, for an increase of two cents per share or 6.2 percent. In doing so, NW Natural became one of only four known public companies that have steadily increased dividends paid per share for 50 consecutive years or more and was recognized for this achievement by ringing the opening bell at the New York Stock Exchange on Oct. 13.

•	NW Natural’s innovative conservation tariff was approved by the Oregon Public Utility Commission (OPUC) for an additional four years, and the company’s decoupling mechanism was raised from 90 to 100 percent.

•	Strong customer growth continued with a 3.4 percent increase over the past 12 months.

•	NW Natural also successfully negotiated new bank credit lines, for a term of five years and a total commitment amount of $200 million, effective in Oct. 2005.

•

NW Natural’s gas purchase hedging program helped limit the impact of volatile wholesale markets on customers, compared to peer groups nationally. Approximately 90 percent of NW Natural’s gas was hedged for the company’s upcoming heating season. As a result, residential rate increases were kept to 15 percent in Oregon and 12 percent in Washington, which is much lower than federal forecasts predicting large increases for other parts of the U.S.

“Our solid year-to-date results reflect the strong fundamentals of our business and the overall stabilizing nature of our consumption and weather normalization mechanisms,” said Mark Dodson, president and chief executive officer. “Renewing our conservation tariff for four years, using multi-year contracts and taking advantage of seasonal price differences to buy and store gas at our Mist field, provide ongoing benefits for customers and shareholders alike.”

Third Quarter Detail

NW Natural’s utility operations resulted in a loss of $10.5 million (38 cents per diluted share) to earnings in the third quarter of 2005, compared to a loss of $9.4 million (34 cents per diluted share) in 2004. In addition, the company earned $1.6 million (6 cents per diluted share) in the third quarter of 2005 from interstate gas storage operations, up from $0.6 million in the same period in 2004 (2 cents per diluted share), and a gain of $0.2 million (1 cent per diluted share) in the third quarter of 2005 from other non-utility activities, compared to a gain of $0.5 million (2 cents per diluted share) in 2004.

During the quarter, NW Natural received approval from the OPUC to renew its conservation tariff. The tariff, which was originally authorized by the OPUC in October 2002, is a partial decoupling mechanism that is intended to break the link between the company’s earnings and the quantity of energy consumed by its customers, so the company does not have an incentive to discourage customers from taking measures to reduce energy use. The order establishing the conservation tariff required that it be reviewed in the fall of 2005 for renewal.

The renewal continues the conservation tariff for an additional four years, until Sept. 30, 2009. It also raises the mechanism’s coverage from 90 percent of residential and commercial gas usage to 100 percent.

NW Natural’s total gas sales and transportation deliveries in the third quarter of 2005, excluding deliveries of gas stored for others, were 181 million therms, down 2 percent from 2004 due mainly to lower volumes to industrial customers. Net operating revenues from utility operations were $41.3 million, 8 percent higher than 2004, due primarily to rate increases in Oregon and Washington, customer growth and an increase in industrial margin.

Sales to residential and commercial customers in the third quarter of 2005 were 53 million therms, which was comparable to last year’s results for the period. Weather for the third quarter was 1 percent warmer than normal but significantly colder than last year. The company’s decoupling mechanism in

Oregon reduced margin by $0.8 million in the third quarter of 2005, reflecting higher use per customer than expected. Gas sales to residential and commercial customers contributed $38.9 million to margin, up 9 percent from $35.8 million in 2004, due mainly to rate increases and customer growth. NW Natural had more than 602,000 customers at Sept. 30, 2005, an increase of 3.4 percent over the past 12 months.

Gas deliveries to industrial customers in the third quarter were 128 million therms, down 3 percent from 132 million therms last year, while margin in this sector was $11.1 million, up 11 percent from $10.1 million last year. Industrial margins were higher due mainly to increased sales volumes in higher margin industrial rate schedules including industrial customers that moved from lower- to higher-margin service.

NW Natural continues to provide gas storage services to customers in the interstate market from its Mist gas storage field, using storage capacity that has been developed in advance of core utility customers’ requirements. Earnings from the interstate gas storage business segment in the third quarter of 2005 were $1.6 million, equivalent to 6 cents per diluted share, compared to $0.6 million or 2 cents per diluted share in the third quarter of 2004. These results include income from gas storage services as well as income from a contract with an unaffiliated company that optimizes the use of NW Natural’s assets by trading temporarily unused portions of its gas storage and upstream pipeline transportation capacity.

NW Natural has an annual Purchased Gas Adjustment (PGA) tariff in Oregon and Washington to reflect projected gas costs in customer rates. In Oregon, the company absorbs 33 percent of any excess cost of gas, or retains 33 percent of any gas cost savings, both as compared to the gas commodity prices built into customer rates. The company also retains 33 percent of the margin when it sells surplus gas commodity off-system, and refunds 67 percent to customers. NW Natural’s share of the commodity cost differences and off-system margins realized from its gas purchasing program in the third quarters of 2005 and 2004 were negligible. In Washington, 100 percent of all gas costs are passed through to customers.

Nine-Month Detail

For the nine months ended Sept. 30, 2005, consolidated net income was $32.4 million, compared to $23.6 million in the first nine months of 2004, an increase of 37 percent.

NW Natural’s utility operations earned $28.4 million ($1.03 per diluted share) in the first nine months of 2005, compared to $20.8 million (77 cents per diluted share) in the first nine months of 2004. In addition, the Company earned $3.3 million (12 cents per diluted share) in the first nine months of 2005 from interstate gas storage operations, up from $2.1 million (8 cents per diluted share) in 2004; and $0.7 million (2 cents per diluted share) from other non-regulated activities, down from $0.8 million (3 cents per diluted share) in 2004.

NW Natural’s total gas sales and transportation deliveries in the first nine months of 2005, excluding deliveries of gas stored for others, were 790 million therms, down slightly from 2004 due mainly to lower volumes delivered to large industrial customers under special contracts. Net operating revenues from utility operations were $227 million, 14 percent higher than the same period in 2004, due primarily to rate increases in Oregon and Washington and the positive impact of the weather normalization and decoupling mechanisms in Oregon.

Gas sales to residential and commercial customers in the first nine months of 2005 were 383 million therms, up about 1 percent from 2004, due primarily to customer growth and weather, which was 5 percent warmer than normal in 2005, but 7 percent colder than in 2004.

Residential and commercial sales contributed $233 million to margin, up 10 percent from $212 million in 2004, due mainly to rate increases. The negative impact of warmer than normal weather and reduced usage per customer was partially offset by the company’s weather normalization and decoupling mechanisms. These mechanisms contributed approximately $4.5 million to margin year-to-date in 2005.

Gas deliveries to industrial customers in the first nine months of 2005 were 408 million therms, down about 2 percent from the same period last year. Contribution to margin from sales and transportation in these markets was $34.4 million, up about 13 percent from last year. The higher margin in the industrial market reflects some improvement in economic conditions and increased sales in higher margin industrial rate schedules.

Operations and maintenance expenses in the first nine months of 2005 were up $5.8 million, or 8 percent, over last year. O&M expenses increased primarily due to higher payroll related expenses and higher benefit costs, but the increases are largely covered by increases approved in general rate cases in Oregon in 2003 and in Washington in 2004. Bad debt expense as a percent of revenues billed remained well below one percent (0.34 percent) for the 12 months ended September 2005.

NW Natural’s share of the commodity savings and off-system margin realized from its gas purchasing program and PGA in 2005 contributed $1.9 million of margin for the year. Last year these factors contributed $0.4 million of margin.

NW Natural earned $3.3 million (12 cents per diluted share) from its interstate gas storage business segment in 2005, compared to $2.1 million (8 cents per diluted share) in 2004.

Cash provided by operations in the first nine months of 2005 was $94.7 million, as compared to $96.4 million in 2004. In Sept. 2005, NW Natural made a $20 million contribution to the company’s retirement plans compared to $2.9 million in 2004.

The company’s capitalization at Sept. 30, 2005 reflected 49 percent common equity, 44 percent long-term debt, and 7 percent short-term debt versus 48 percent common equity, 43 percent long-term debt, and approximately 9 percent short-term debt at Sept. 30, 2004.

Outlook for 2005

NW Natural confirmed its prior estimate that its earnings in 2005 will be in the range of $2.00 to $2.15 per share. NW Natural’s earnings guidance reflects the estimated impact of approved rate increases in Oregon and Washington, which include the balance of the company’s investment in its South Mist Pipeline Extension. The estimate also assumes normal weather conditions. This represents earnings per share growth of 8 to 16 percent as compared to the $1.86 per diluted share reported in 2004.

Dividend Declaration

The Board of Directors of NW Natural on Oct. 12, 2005 declared a quarterly dividend of 34.5 cents a share on the company’s common stock. The dividends will be paid on Nov. 15, 2005 to shareholders of record on Oct. 31, 2005. This makes 2005 the 50th consecutive year that NW Natural has increased the dividends paid to common stockholders.

Conference Call Arrangements

As previously reported, NW Natural will conduct a conference call and Webcast starting at 11:00 a.m. Eastern Time (8:00 a.m. Pacific Time) on Nov. 3 to review its third quarter financial results as well as to confirm its updated guidance for 2005.

To hear the conference call live, please call (800) 299-6183 or (617) 801-9713 from international points including Canada. Participants will be asked for their name, company name, phone number, the name of the conference they will be joining (“NW Natural”) and the conference passcode (17035495). A replay of the call will be available approximately two hours after completion of the conference call on Nov. 3 through Thursday, Nov. 17. To access the recording, call (888) 286-8010, and enter the conference replay passcode number 83403756.

To hear the conference by Webcast, log on to NW Natural’s corporate Website at www.nwnatural.com and select the Webcast icon on the home page. A replay of the Webcast will be available approximately two hours after the conference concludes.

Presentation of Results

In addition to presenting results of operations and earnings amounts in total, NW Natural has expressed certain measures in this press release in cents per share on a diluted basis. These amounts reflect factors that directly impact the company’s earnings. NW Natural believes this per share information is useful because it enables readers to better understand the impact of these factors on its earnings.

Forward Looking Statements

This report and other presentations made by NW Natural from time to time may contain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and other statements that are other than statements of historical facts. The company’s expectations, beliefs and projections are expressed in good faith and are believed to have a reasonable basis. However, each such forward-looking statement involves uncertainties and is qualified in its entirety by reference to the factors described in “Forward-Looking Statements” following Part II, Item 7A, in the company’s 2004 Annual Report on Form 10-K and “Forward-Looking Statements” in the company’s most recent Quarterly Report on Form 10-Q that could cause the actual results of the company to differ materially from those projected in such forward-looking statements.

All subsequent forward-looking statements, whether written or oral and whether made by or on behalf of the company, also are expressly qualified by these cautionary statements. Any forward-looking statement speaks only as of the date on which such statement is made, and the company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time and it is not possible for the company to predict all such factors, nor can it assess the impact of each such factor or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement.

About NW Natural

NW Natural is headquartered in Portland, Ore. and serves more than 602,000 residential and business customers in Oregon and southwest Washington. It is the largest independent natural gas utility in the Pacific Northwest. With customer growth in excess of 3 percent for 18 consecutive years, it is also one of the fastest-growing local distribution companies in the nation. NW Natural has over $2.0 billion in total assets, which includes nearly 14 bcf of underground gas storage capacity at Mist, Ore., within its service territory. The company has in place rate mechanisms that help to protect revenues from warmer than normal weather and declining consumption. NW Natural has increased its dividends paid on common stock for 50 consecutive years, one of only four public companies in the U.S. known to have achieved such a record.

INVESTOR CONTACT:	Bob Hess
503/226-4211 Ext. 2388
Bob.Hess@nwnatural.com

PRESS CONTACT:	Steve Sechrist
503/226-4211 Ext. 3517
sms@nwnatural.com

NORTHWEST NATURAL GAS COMPANY

Comparative Income Statement

(Consolidated - Unaudited)

	Three Months Ended		Increase (Decrease)
	9/30/05	9/30/04
1. Gross Operating Revenues	$106,667,000	$81,441,000	$25,226,000
2. Net Income (Loss)	$(8,671,000)	$(8,285,000)	$386,000
3. Average Shares of Common Stock Outstanding
Basic	27,560,000	27,373,000	187,000
Diluted	27,630,000	27,688,000	(58,000)
4. Basic Earnings (Loss) Per Share of Common Stock	$(0.31)	$(0.30)	$(0.01)
5. Diluted Earnings (Loss) Per Share of Common Stock	$(0.31)	$(0.30)	$(0.01)

	Year to Date		Increase
	9/30/05	9/30/04
1. Gross Operating Revenues	$569,111,000	$445,550,000	$123,561,000
2. Net Income	$32,356,000	$23,611,000	$8,745,000
3. Average Shares of Common Stock Outstanding
Basic	27,564,000	26,868,000	696,000
Diluted	27,626,000	27,187,000	439,000
4. Basic Earnings Per Share of Common Stock	$1.17	$0.88	$0.29
5. Diluted Earnings Per Share of Common Stock	$1.17	$0.88	$0.29

NORTHWEST NATURAL GAS COMPANY

Comparative Income Statement

(Consolidated - Unaudited)

	Twelve Months Ended		Increase
	9/30/05	9/30/04
1. Gross Operating Revenues	$831,165,000	$663,297,000	$167,868,000
2. Net Income	$59,317,000	$45,274,000	$14,043,000
3. Average Shares of Common Stock Outstanding
Basic	27,539,000	26,623,000	916,000
Diluted	27,595,000	26,936,000	659,000
4. Basic Earnings Per Share of Common Stock	$2.15	$1.70	$0.45
5. Diluted Earnings Per Share of Common Stock	$2.15	$1.69	$0.46

NORTHWEST NATURAL GAS COMPANY

Financial Highlights

(Unaudited)

Third Quarter - 2005

	3 Months Ended Sept. 30,		9 Months Ended Sept. 30,		12 Months Ended Sept. 30,
(Thousands, except per share, customers and degree day data)	2005	2004	2005	2004	2005	2004
Gross Operating Revenues	$106,667	$81,441	$569,111	$445,550	$831,165	$663,297
Cost of Sales	62,231	41,958	335,264	241,404	493,104	367,687

Net Operating Revenues	44,436	39,483	233,847	204,146	338,061	295,610

Operating Expenses:
O&M	25,988	24,507	80,164	74,324	107,995	100,541
Other Taxes	8,411	7,268	31,167	27,252	42,723	37,491
D&A	15,452	14,212	45,959	42,031	61,299	56,220

Total Operating Expenses	49,851	45,987	157,290	143,607	212,017	194,252

Operating Income	(5,415)	(6,504)	76,557	60,539	126,044	101,358
Other Income	550	1,644	1,020	2,109	1,739	2,724
Interest Charges - Net	9,253	8,774	27,287	26,482	36,556	35,083
Income Tax Expense	(5,447)	(5,349)	17,934	12,555	31,910	23,725

Net Income from Operations	$(8,671)	$(8,285)	$32,356	$23,611	$59,317	$45,274

Common Shares Outstanding:
Average for Period - basic	27,560	27,373	27,564	27,868	27,539	26,623
Average for Period - diluted	27,630	27,688	27,626	27,187	27,595	26,936
End of period	27,546	27,418	27,546	27,418	27,546	27,418
Earnings per Share:
Basic	$(0.31)	$(0.30)	$1.17	$0.88	$2.15	$1.70
Diluted	$(0.31)	$(0.30)	$1.17	$0.88	$2.15	$1.69
Dividends Paid Per Share	$0.325	$0.325	$0.975	$0.975	$1.30	$1.30
Book Value Per Share - end of period	$20.71	$20.00	$20.71	$20.00	$20.71	$20.00
Market Closing Price - end of period	$37.22	$31.73	$37.22	$31.73	$37.22	$31.73
Balance Sheet Data (at end of period):
Total assets	$2,075,814	$1,674,653	$2,075,814	$1,674,653	$2,075,814	$1,674,653
Common Stock Equity	$570,502	$548,324	$570,502	$548,324	$570,502	$548,324
Long-term debt and redeemable preferred stock (including amounts due in one year)	$521,500	$484,906	$521,500	$484,906	$521,500	$484,906
Operating Statistics:
Total Customers-end of period	602,486	582,457	602,486	582,457	602,486	582,457
Gas Deliveries (therms)
Res. & Comm. Customers	53,182	52,762	382,610	378,199	579,335	581,918
Industrial Firm	14,855	13,191	53,416	45,858	70,707	63,496
Industrial Interruptible	35,303	23,299	106,751	70,655	140,375	93,574
Transportation	78,073	95,919	247,546	297,486	339,574	402,806

Total	181,413	185,171	790,323	792,198	1,129,991	1,141,794
Gas Revenues
Res. & Comm. Customers	$67,248	$57,301	$439,213	$363,251	$660,088	$552,960
Industrial Firm	12,238	9,049	43,285	30,602	57,307	41,717
Industrial Interruptible	21,846	11,437	65,835	34,472	86,743	45,769
Transportation	2,683	3,129	8,289	9,580	11,364	12,832
Other revenues	(513)	(858)	5,213	2,762	6,654	3,058

Total	$103,502	$80,058	$561,835	$440,667	$822,156	$656,336
Cost of gas sold	$62,241	$41,944	$335,186	$241,360	$493,002	$367,621

Net operating revenues (utility margin)	$41,261	$38,114	$226,649	$199,307	$329,154	$288,715
Degree Days
Normal (25-year average)	102	91	2,652	2,620	4,265	4,222
Actual	101	76	2,522	2,352	4,023	3,848
Colder (warmer) than normal	(1%)	(16%)	(5%)	(10%)	(6%)	(9%)

NORTHWEST NATURAL GAS COMPANY

Consolidated Balance Sheets (unaudited)

Thousands

	Sept. 30 2005	Sept. 30 2004
Assets:
Plant and property:
Utility plant	$1,857,053	$1,765,461
Less accumulated depreciation	532,667	498,286

Utility plant - net	1,324,386	1,267,175

Non-utility property	39,450	27,151
Less accumulated depreciation and amortization	5,755	5,118

Non-utility property - net	33,695	22,033

Total plant and property	1,358,081	1,289,208

Other investments	57,939	76,368

Current assets:
Cash and cash equivalents	3,408	4,064
Accounts receivable	30,518	31,807
Allowance for uncollectible accounts	(1,553)	(1,189)
Accrued unbilled revenue	16,787	13,958
Gas inventories	90,961	62,131
Materials and supplies inventories	7,855	7,804
Income tax receivable	21,145	8,812
Prepayments and other current assets	36,106	13,956

Total current assets	205,227	141,343

Regulatory assets:
Income tax asset	65,622	64,475
Deferred environmental costs	17,456	3,441
Deferred gas costs receivable	5,414	9,130
Unamortized costs on debt redemptions	6,987	7,450
Other	4,182	3,999

Total regulatory assets	99,661	88,495

Other assets:
Fair value of non-trading derivatives	346,158	70,079
Other	8,748	9,160

Total other assets	354,906	79,239

Total assets	$2,075,814	$1,674,653

Capitalization and liabilities:
Capitalization:
Common stock	$87,230	$86,816
Premium on common stock	296,376	297,625
Earnings invested in the business	189,417	165,893
Unearned stock compensation	(703)	(994)
Accumulated other comprehensive income (loss)	(1,818)	(1,016)

Total common stock equity	570,502	548,324
Long-term debt	521,500	484,906

Total capitalization	1,092,002	1,033,230

Current liabilities:
Notes payable	72,500	82,700
Long-term debt due within one year	8,000	15,000
Accounts payable	81,711	60,844
Taxes accrued	10,867	8,706
Interest accrued	11,493	11,166
Other current and accrued liabilities	33,928	30,565

Total current liabilities	218,499	208,981

Regulatory liabilities:
Accrued asset removal costs	165,917	146,176
Customer advances	1,733	1,463
Unrealized gain on non-trading derivatives	338,667	70,079

Total regulatory liabilities	506,317	217,718

Other liabilities:
Deferred income taxes	213,126	187,352
Deferred investment tax credits	5,415	6,501
Fair value of non-trading derivatives	7,491	—
Other	32,964	20,871

Total other liabilities	258,996	214,724

Commitments and contingencies (see Note 7)	—	—

Total capitalization and liabilities	$2,075,814	$1,674,653

NORTHWEST NATURAL GAS COMPANY

Condensed Consolidated Statements of Cash Flows (unaudited)

Thousands

	Nine Months Ended Sept. 30,
	2005	2004
Operating activities:
Net income	$32,356	$23,611
Adjustments to reconcile net income to cash provided by operations:
Depreciation and amortization	45,959	42,031
Deferred income taxes and investment tax credits	1,801	15,111
Undistributed earnings from equity investments	(139)	(849)
Allowance for funds used during construction	(351)	(1,340)
Deferred gas costs - net	4,137	(14,757)
Pension expense for qualified pension plans	3,576	3,464
Pension contribution to qualified pension plan	(20,000)	(2,919)
Deferred environmental costs	(2,128)	(1,499)
Gain on sale of non-utility investments	(12)	—
Income from investment in life insurance	(1,410)	(1,974)
Other	(1,876)	2,279
Changes in working capital:
Accounts receivable - net of allowance for uncollectible accounts	31,710	17,881
Accrued unbilled revenue	47,614	45,151
Inventories of gas, materials and supplies	(32,339)	(19,076)
Income tax receivable	(5,175)	174
Prepayments and other current assets	2,730	7,044
Accounts payable	(20,767)	(25,185)
Accrued interest and other taxes	9,221	8,269
Other current and accrued liabilities	(240)	(1,024)

Cash provided by operating activities	94,667	96,392

Investing activities:
Acquisition and construction of utility plant assets	(65,226)	(110,232)
Investment in non-utility property	(5,465)	(3,756)
Proceeds from sale of non-utility investments	3,001	—
Proceeds from life insurance	296	1,343
Other investments	944	(138)

Cash used in investing activities	(66,450)	(112,783)

Financing activities:
Common stock issued, net of expenses	6,169	44,601
Common stock purchased	(13,827)	(159)
Long-term debt issued	50,000	—
Long-term debt redeemed	(15,528)	—
Change in short-term debt	(30,000)	(2,500)
Dividend payments on common stock	(26,871)	(26,193)

Cash (used in) provided by financing activities	(30,057)	15,749

Decrease in cash and cash equivalents	(1,840)	(642)
Cash and cash equivalents - beginning of period	5,248	4,706

Cash and cash equivalents - end of period	$3,408	$4,064

Supplemental disclosure of cash flow information:
Cash paid during the period for:
Interest	$18,414	$18,538
Income taxes	$21,939	$2,500
Supplemental disclosure of non-cash financing activities:
Conversions to common stock:
7-1/4 % Series of Convertible Debentures	$3,999	$413